As Filed with the Securities and Exchange Commission on April 3, 2002
                                     Registration Statement No. 333-84572
=============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM SB-2/A
                                  AMENDMENT NO. 1
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933

                               PEOPLESWAY.COM,INC.
                     (Exact Name of Registrant in its Charter)

            Nevada                                  87-0374559
(State or other jurisdiction            (I.R.S. Employer Identification No.)
 of incorporation or organization)

                             2969 Interstate Street
                           Charlotte, North Carolina 28208
                                (704) 393-7591
                  (Address and telephone number of principal
              executive offices and principal place of business)

                              Peoplesway.com, Inc.
                              2969 Interstate Street
                          Charlotte, North Carolina 28208
                               (704) 393-7591
           (Name, address and telephone number of agent for service)

          Copies to:  Stanley F. Freedman, Esq.
                      Krys Boyle Freedman & Sawyer, P.C.
                      600 Seventeenth Street, Suite 2700 South
                      Denver, Colorado  80202-5427
                      (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a)of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                        CALCULATION OF REGISTRATION FEE
==============================================================================
                                       Proposed     Proposed
                                       Maximum      Maximum
Title of Each Class                    Offering     Aggregate     Amount of
of Securities to be    Amount to be    Price Per    Offering     Registration
    Registered         Registered      Share(1)     Price            Fee
------------------------------------------------------------------------------

Common Stock,         2,000,000         $.20         $400,000      $36.79 *
$.001 par value


Total                                                              $36.79

==============================================================================

 *   Fee paid with original filing.

(1) Estimated solely for the purpose of computing the amount of registration fee based on the average of the closing bid and ask prices of our Common Stock on the OTC Bulletin Board on March 4, 2002 which was $0.20 per share.




















PROSPECTUS                     SUBJECT TO COMPLETION DATED APRIL 3, 2002

----------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                            PEOPLESWAY.COM, INC.

                       2,000,000 Shares of Common Stock


     Peoplesway.com, Inc. ("Peoplesway," "we," "us" or "our") is offering for sale up to 2,000,000 shares of our $.001 par value common stock ("Common Stock") at an offering price of $.20 per share (the "Shares"). The offering will commence on the date of this prospectus and will continue until all Shares are sold. There is no minimum offering amount. We intend to offer the shares to the public through our officers and directors who will not be paid any commissions. We will pay participating brokers a commission of up to the maximum allowable rate.

     Our Common Stock is quoted on the OTC Bulletin Board under the symbol "PLWY." On February 22, 2002, the reported closing price for our Common Stock on the OTC Bulletin Board was $.20.

                         ____________________________

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.



             The date of this Prospectus is April __, 2002.





                            AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     We have filed with the Commission a Registration Statement on Form SB-2 of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this Prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).


























                                    -i-



                              TABLE OF CONTENTS



                                                                   PAGE

PROSPECTUS SUMMARY ..............................................    1

RISK FACTORS ....................................................    2

USE OF PROCEEDS .................................................    8

DETERMINATION OF OFFERING PRICE .................................    8

BUSINESS OF PEOPLESWAY.COM, INC. ................................    8

MANAGEMENT'S DISCUSSION AND ANALYSIS.............................   12

MANAGEMENT.......................................................   17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT...................................................   20

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..................   21

MARKET FOR OUR COMMON STOCK AND RELATED SECURITY HOLDER MATTERS..   21

PLAN OF DISTRIBUTION ............................................   22

EXPERTS .........................................................   23

LEGAL MATTERS ...................................................   24

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF
 OFFICERS AND DIRECTORS .........................................   24























                                  -ii-
                             PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference in this Prospectus. The Prospectus should be read in its entirety, as this summary does not contain all the facts necessary to make an investment decision.

The Company
-----------

     Peoplesway.com, Inc., a Nevada corporation ("we," "our," or "Peoplesway"), is an electronic commerce and Internet services company that maintains an Internet destination called "Peoplesway," located at www.peoplesway.com. The Peoplesway Web site offers goods and services for sale, including: cosmetics and beauty products, health supplements, specialty items, and flowers, which can be obtained directly through the Web site, or by calling our customer service team members. Payment comes directly to Peoplesway from customers through a secure Internet server that accepts credit card transactions. We then forward these orders to our vendors, who then will drop ship products to customers as orders are received through our Peoplesway Web sites.

The Offering
------------

Securities Offered:   2,000,000 shares of our $.001 par value Common Stock.


Offering Price:       $.20

Common Stock to be    15,419,969 shares
 Outstanding after
 Offering


Dividend Policy       We do not anticipate paying dividends on our common
                      stock in the foreseeable future.

Use of Proceeds       We intend to use the proceeds from this Offering for
                      product research and development, to restructure debt and to fund working capital.


Risk Factors          This offering involves a high degree of risk, elements
                      of which include:

                      - We Have a Limited Operating History
                      - We Have Incurred Substantial Losses and May Never
                          Achieve Profitability
                      - We Need Additional Working Capital
                      - Certain Economic Conditions May Affect Our Operations
                      - Our Future Operations Will Depend on the Efforts
                          of our Management Team and Our Business
                          Will Suffer if We Lose the Services of Any
                          Key Employees

                      - We Have Agreements with a Related Party
                          Which May Create Conflicts of Interest that
                          Could Hurt Our Business
                      - We Rely Upon the Accurate and Proper Utilization of
                          Our Information System and a Significant Failure of Such System May Affect Our Operations
                      - We Face Intense Competition Which Could Adversely
                           Affect Our Financial Performance
                      - Our Operations May be Affected by Any Backlog in
                           Delivery From Our Vendors
                      - Our Business is Subject to the Rapid Changes
                          Experienced by the Technological Industry
                      - Resales of Outstanding Restricted Shares Could Hurt
                          the Market Price of Our Stock
                      - We do not Expect to Pay Dividends
                      - The Market for Our Shares is Very Limited and May not
                          be Maintained
                      - The Market for Our Common Stock is Adversely
                          Affected by the "Penny Stock" Rules
                      - NASD Sales Practice Requirements Adversely Affect
                          the Market for Our Common Stock

Offering Period       There is no minimum offering amount. We plan to
                      continue the offering until all 2,000,000 shares are sold.

Plan of Distribution  We plan to offer these securities through our officers and directors to whom no commission will be paid. We may pay participating brokers a commission of up to the maximum allowable rate. See, "Plan of Distribution."


                                RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following:

     The securities being offered hereby are speculative in nature and involve a high degree of risk. Following is a summary discussion of the risk factors applicable to an investment in the securities. Prospective investors should thoroughly consider all of the risk factors discussed below and should understand that there is substantial risk they will lose all or part of their investment. No person should consider investing who cannot afford to lose his entire investment or who is in any way dependent upon the funds that he is investing.

1.   We have a limited operating history.

     We have had limited operations since our inception in 1980, and since becoming Peoplesway in September 1999. We have accumulated $332,873 in losses for our first nineteen months of operations as Peoplesway (September 1, 1999 through March 31, 2001), none of our operations have proven successful, and there is no assurance that we can profitably market our present products and services.

2.   We have incurred substantial losses.

     We had limited net revenues of $789,625 and substantial losses ($166,360) for the year ended March 31, 2001.

     The net loss shown for the period ended March 31, 2001 reflects certain expenses, which were borne by RMC Group, Inc., which shares office space with us. All expenses paid by DRM and/or any of its subsidiaries are being booked by us as an expense and an inter-company payable is established with DRM and/or the appropriate subsidiary.

3.   We need additional working capital.

     We have limited capital. Our primary revenues are derived from the sale of a limited number of goods and services online to limited markets, and these sales are presently dependent upon the services provided by our alliance with DRM and a small number of employees. If this alliance ends, it is likely that we cannot continue as a going concern. We have limited capital to increase our sales force or to expand operations; accordingly, without additional capital, growth will be limited.

4.   Certain economic considerations may affect our operations.

     Any substantial downturn in economic conditions could significantly depress discretionary consumer spending and have a material adverse effect on our business operations. At any given time, because of the search and comparison-shopping capabilities using the Internet, it is possible to locate items similar to those sold by us at competitive or lower prices. Inflation may also affect the future availability of favorable terms or financing rates for us or our customers, and deflation may also affect revenues derived from these operations.

5.   We rely heavily on our existing management.

     Our operations are primarily dependent upon the experience and expertise of Donald R. "Pete" Monroe, Chairman; Matthew M. Monroe, President; and, Eugene M. Johnston, CEO and Secretary/Treasurer. The loss of any of our management may have a material adverse effect on our present and contemplated business operations. Our success is also dependent upon our ability to attract and retain qualified management, and administrative and sales personnel to support our anticipated future growth, of which there can be no assurance. We do not carry key man insurance upon the lives of any of our directors or executive officers.

6.   Our operations rely on our existing alliance with DRM.

     Our operations are primarily dependent upon the existence of our alliance with DRM and its subsidiaries, and the contracts that exist between DRM and vendors. Formal written agreements have been established with DRM and its subsidiaries such that all goods and services, which DRM or its subsidiaries offer for sale, are listed on, and for sale through, our Web site. However, the loss of this alliance or a downturn in the business of DRM would have a material adverse effect on our present and contemplated business operations.

7.   We have yet to pay dividends.

     We have not paid and do not expect to pay any cash dividends with respect to our Common Stock in the foreseeable future. We presently have limited revenues and capital. Without substantial increases in revenues and capital, it would be impossible to pay cash dividends.

8.   There is currently a limited market for our Common Stock.

     There is currently a limited trading market for our shares of Common Stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for shares of our Common Stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may also adversely affect the market price of our Common Stock. Further, there is no correlation between the present limited market price of our Common Stock and our revenues, book value, assets or other established criteria of value. The present limited quotations of our Common Stock should not be considered indicative of the actual value of Peoplesway or our Common Stock.

9. Certain of our Shares are eligible for future sales and may affect the price of our Common Stock.

     Sales of unrestricted securities may also have an adverse effect on any market that may develop in our Common Stock. Of the 13,419,969 outstanding shares of our Common Stock, 889,171 are free trading meaning that they can presently be sold. In addition, of the 13,419,969 shares, 12,500,000 were issued on October 18, 1999, and under Rule 144 of the Securities Act of 1933, if certain conditions are satisfied, a limited number of these shares, up to 1% of the total issued and outstanding shares of the Company, could be sold during any three month period. Once these shares enter the market, their sale may have a depressive effect on the market price of our stock.

10.  Certain conflicts of interest exist between us and our management.

     Our directors and officers are directors, executive officers, controlling stockholders and/or partners of DRM and its related subsidiaries. Thus, there exist potential conflicts of interest including, among other things, time, effort and corporate opportunity, for these individuals involved in participation with other potential business opportunities.

11.  There are risks associated with the execution of our growth strategy.

     A principal component of our growth strategy is to partner with additional merchants and service providers that will allow their goods and services to be sold through member Web sites, and to attract additional customers. Our ability to execute our growth strategy depends on a number of factors including, (i) our ability to acquire these goods and services and related opportunities on economically feasible terms; (ii) our ability to obtain the capital necessary to finance the expansion and to pay any necessary sales, marketing and operational expenditures; and (iii) our ability to manage potentially rapidly growing operations effectively and in a manner which will result in significant customer satisfaction. There can be no assurance that we will be successful in any of these respects.

12.  We rely on Internet and information systems.

     We rely upon the accuracy and proper utilization of our Internet and information system to provide timely distribution services, manage our sales and track our customers' purchase and sale information. To manage our growth, we are continually evaluating the adequacy of our existing systems and procedures and continue to update and integrate critical functions. We anticipate that we will regularly need to make capital expenditures to upgrade and modify our Internet and information systems, including software and hardware, as we grow and the needs of our business change. There can be no assurance that we will anticipate all of the demands which our expanding operations will place on our information system. The occurrence of a significant system failure or our failure to expand or successfully implement its systems could have a material adverse effect on our operations and financial results.

13.  Our operations depend on our maintaining our technical employees.

     The success of our Internet services business depends in large part upon our ability to attract and retain highly skilled technical employees in competitive labor markets. There can be no assurance that we will be able to attract and retain sufficient numbers of skilled technical employees. The loss of existing technical personnel or difficulty in hiring or retaining technical personnel in the future could have a material adverse effect on our operations and financial results.

14.  Any backlog in delivery of our products could cause a loss of sales.

     We do not have a significant backlog of business since our vendors normally deliver and/or install products and services purchased by our customers within one to seven days from the date of order. Accordingly, backlog is not material to our business or indicative of future sales. From time to time, we may experience difficulty in obtaining products from our major vendors as a result of general industry conditions. In addition, in the Internet industry, one to three day delivery options are becoming commonplace. If we are unable to deliver products to our customers within a short time period, we may experience loss of sales.

15. We are affected by the rapid changes experienced by the technological industry.

     As with all Internet companies, our success will depend in part on our ability to develop Internet solutions that keep pace with continuing changes in information technology, evolving industry standards and changing client preferences. There can be no assurance that we will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render our services noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our operating results and financial condition.

16. We experience competition and the low barriers to entry into our industry.

     We expect competition to persist, intensify and increase in the retail Internet industry in the future. There are thousands of individuals and companies that sell goods and services similar to those offered by us. Almost all of our current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and vendors, and significantly greater financial, technical, marketing and public relation resources than Peoplesway. As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on our business, financial condition, results of operations and prospects, and similar actions by competitors could materially adversely affect our present and proposed business operations, results of operations, financial condition and prospects.

     In addition, our ability to generate customers will depend to a significant degree on the uniqueness and quality of our products and services and our reputation among our customers and potential customers, compared with the quality of similar services provided by, and the reputations of, Peoplesway's competitors. To the extent that we lose customers to our competitors because of dissatisfaction with our services, or our reputation is adversely affected for any other reason, our business, results of operations, financial condition and prospects could be materially adversely affected.

     There are relatively low barriers to entry into our targeted business. Anyone can attempt to purchase and sell the goods and services, which we purchase and market. Accordingly, we are likely to face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

17. We may acquire the assets and operations of other companies which may affect our financial condition.

     We may consider acquiring the assets and operations of other companies in order to expand our business. Integration of acquisitions may involve a number of risks that could have a material adverse effect on our operating results and financial condition, including: restructuring charges associated with the acquisitions and other expenses associated with a change of control; non-recurring acquisition costs such as accounting and legal fees; investment banking fees; amortization of acquired intangible assets; recognition of transaction-related obligations and various other acquisition-related costs; diversion of management's attention; difficulties with retention, hiring and training of key personnel; and risks of incurring unanticipated problems or legal liabilities.

     Although we would conduct due diligence, hire outside independent financial and accounting consultants, and generally require representations, warranties and indemnifications from the former owners of any acquisition candidates, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, or the acquired company otherwise failed to perform as anticipated, the acquisition could have a material adverse effect on our operating results and financial condition.

18. The market for our Common Stock is adversely affected by the "Penny Stock" rules.

     Our Common Stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 of the Securities and Exchange Commission. Penny stocks are stocks (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) in issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years. Until November 1999, there had been no "established public market" for our Common Stock during the last five years. While our stock has traded between $.15 and $5.36 per share since November 1999, there is no assurance that this price level will continue, as there has thus far been low volume, and our stock may be deemed to be penny stock at any time. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 of the Securities and Exchange Commission require broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our Common Stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be a "penny stock."

     Moreover, Rule 15g-9 of the Securities and Exchange Commission requires broker/dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stocks to that investor. This procedure requires the broker/dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker/dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in our Common Stock to resell their shares to third parties or to otherwise dispose of them.

19. The status of some of our patents, trademarks, licenses, franchisees, concessions, royalty payments or vendor contracts is pending.

     We have applied for a federal trademark of "Peoplesway" and "Peoplesway.com." However, as of this date, these federal trademarks have not been granted. We have secured the use of Peoplesway.com on the Internet, which cannot be used to access any other Web site as long as we remain current with our Internet registration of the name. Agreements and licenses with our vendors are directly between DRM and our vendors, other than Proflowers.com, with which we have an oral agreement, cancelable upon notice by either party. We have no direct control over the cancellation of these contracts, and if they are canceled, it may hinder our ability to be profitable or to continue operations.

20. This offering is being conducted by our officers and directors; there is no minimum offering amount.

     We intend to conduct this offering through our officers and directors who have no experience in selling securities. In addition, there is no minimum offering amount. While we do intend to continue the offering until all shares are sold, there can be no assurance that we will sell even a minimum number of shares. Should this happen we will utilize other means of raising capital. Our ability to continue our growth will depend on our ability to raise capital from other sources.

                               USE OF PROCEEDS

     The net proceeds of this offering will be $383,900 (gross proceeds of $400,000 less offering costs of $16,100) if all the Shares are sold. We intend to use the net proceeds according to the following schedule:

                                              Shares Sold in Offering
                                         -----------------------------------
                                           10%      25%     50%       100%

PROCEEDS

      Gross Proceeds                     $40,000  100,000  200,000   400,000
      Less offering costs                 16,100   16,100   16,100    16,100
                                         -------  -------  -------   -------
      Net proceeds                       23,900   83,900  183,900   383,900


USES

      Inventory and
      Product Research
      and Development                     $4,780    20,975   45,975   76,780

      Restructuring Debt for
      Legal, Accounting and
      Development Cost                     4,780    16,780   27,585   38,390

      Software and Hardware
      Equipment Needs                     11,950    37,755   91,450  249,535

      Ongoing Operational Expenses
      (i.e. advertising, training
      materials, cash reserves, etc.)      2,390     8,390   18,390   19,195

                         DETERMINATION OF OFFERING PRICE

     Our Common Stock is traded on the OTC Bulletin Board under the symbol "PLWY." The price of the Shares we are offering pursuant to this prospectus was determined by the low bid price for our stock as of the close of business on February 22, 2002.

                         BUSINESS OF PEOPLESWAY.COM,INC.

     Peoplesway.com, Inc. is an electronic commerce and Internet services company that maintains an Internet destination called "Peoplesway," located at www.peoplesway.com. Our Web site offers goods and services for sale, including: cosmetics and beauty products, health supplements, jewelry, and flowers, which can be obtained directly through the Web site, or by calling our customer service team members. The majority of our goods and services are available through an alliance with DRM, Inc. and its member network of approximately 14,000 independent contractors who may purchase and sell our products and services through the use of our Web site. We do not retain an inventory of any product we sell. Payment comes directly to us from customers through a secure Internet server that accepts credit card transactions. We then forward these orders to DRM or other vendors, who then will drop ship products to customers as orders are received through our Peoplesway Web sites.

Recent History
--------------

     Peoplesway, Inc., a closely-held North Carolina corporation incorporated in August 1999, was acquired by Prospector Energy, Inc. ("Prospector") in a reverse acquisition, as a wholly-owned subsidiary on September 1, 1999 in a stock for stock tax free exchange, whereby all outstanding shares of Peoplesway were exchanged for 12,500,000 shares of Prospector. At inception, Prospector was authorized to issue 30,000,000 shares of common voting stock, par value one cent ($0.01) per share. Pursuant to the acquisition of Peoplesway and resulting amendments to the articles of incorporation, the authorized shares of Common Stock increased to 100,000,000, the par value was changed to $.001, a 400 to 1 reverse split of Prospector's common stock was effected, resulting in 107,328 shares being issued and outstanding immediately prior to the acquisition, and the company changed its name to Peoplesway.com, Inc. Following the conversion of a convertible debenture, there are an additional 3,000,000 shares outstanding, for a total of 15,607,969 shares of Common Stock outstanding. During November 2000, 2,675,000 of these shares were sent back to the Company's treasury and retired.

     All references in this document to "Peoplesway," "the Company," "us," "we" or "our", refer to the Nevada parent, formerly known as Prospector Energy, Inc., and the North Carolina subsidiary. The principal offices of Peoplesway are located at 2969 Interstate Street, Charlotte, North Carolina 28208, and its phone number is (704) 393-7591.

Prior History
-------------

     Peoplesway was organized as a Utah corporation on October 30, 1980, for the purpose of purchasing, owning, holding, selling, disposing of and otherwise dealing in the oil and gas business and other natural resources. It became a public company through an offering of Common Stock to residents of the State of Utah, pursuant to an exemption from registration under then-existing Rule 147, Securities Act of 1933. Following the offering, Prospector acquired an interest in Four Winds Mineral Venture, a Louisiana partnership that held a 66% interest in a Costa Rican oil and gas company, in exchange for the issuance 11,250,000 shares of Common Stock. This acquisition proved unsuccessful, and thereafter business operations ceased and the company was dormant from 1983 until 1997, when it actively began seeking a merger or acquisition candidate, which it accomplished in 1999 when it entered into the

Acquisition Agreement with Peoplesway. As Prospector never left the development stage and was dormant until 1997, we have re-designated our inception date to be January 1, 1997.

Charter Amendments
------------------

     The following amendments to the Articles of Incorporation have been effected since we were organized:

     . Effected a name change from Prospector Energy, Inc. to Peoplesway.com, Inc., effective September 13, 1999.

     . Effected a 400 to 1 reverse split of the Common Stock, effective September 22, 1999.

     . Increased the authorized capital to 100,000,000 shares, effective September 22, 1999.

     . Changed domicile from the State of Utah to the State of Nevada on September 24, 1999.

Internet Commerce
-----------------

     The Internet is a worldwide series of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the technological capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services. According to statistics reported by the Computer Industry Almanac, there are projected to be 110 million Internet users in the United States by the end of 1999, and nearly 14 million users in Canada by year-end. Of this number, approximately 25% purchase goods and services online, according to a December 1999 study by Scarborough Research.

     Historically, the Internet has been accessible principally through personal computers. Recently, several companies have announced "Web TV" products designed for attachment to television sets for the purpose of allowing access to the Internet without the need for a personal computer. Although these products do not permit the full range of functions provided by personal computers, they do permit many of the features of the Internet to be viewed on television sets. Management believes that the new Web TV products are expected to substantially increase the number of people who will shop online by accessing the Internet. Already, online purchases have increased 100% in the past year, according to a November, 1999 study by Yankelovich Partners, Inc.

     The term "Internet commerce" encompasses the use of the Internet for selling goods and services. The use of the Internet as a marketing and advertising tool is enhanced by the ability to communicate information through the Internet to a large number of individuals, businesses and other entities.

     Because of the "virtual" nature of electronic commerce, the online presence for certain merchants can significantly reduce or eliminate the costs of maintaining a physical retail facility. Online merchants can also achieve significant savings by eliminating traditional product packaging, print advertising and other point of purchase materials. Marketing on the Internet can be especially advantageous for smaller companies because it removes many physical and capital barriers to entry and serves to level the competitive playing field by allowing smaller companies to effectively compete with larger companies.

Internet Security
-----------------

     One of the largest barriers to a potential customer's willingness to conduct commerce over the Internet is the perceived ability of unauthorized persons to access and use personal information about the user, such as credit card account numbers, social security numbers and bank account information. Concerns about the security of the Internet include the authenticity of the user (i.e., is the user accurately identified), verification and certification methods of who these users are, and privacy protection for access to private information transmitted over the Internet. However, recent advances in this area have greatly reduced the possibility of such unauthorized access or use. IMC Worldwide, Inc. provides our Unix-based computer system and hosts our Web site and our independent contractor Web sites, employing state-of-the-art encryption software to ensure the privacy and protection of our customers. We have not experienced any occasion in which a user's credit card was misappropriated while transacting business on Peoplesway.

Alliance with DRM
-----------------

     The majority of our goods and services are available through an alliance with DRM, Inc. and its subsidiaries, RMC Group, Inc. and RMC Group Canada, Ltd. ("DRM"). DRM began offering health and beauty products in 1982, and its sales from inception have exceeded $250,000,000 from both U.S. and Canada operations. It has a member network of approximately 14,000 independent contractors who may purchase and sell our products and services through the use of our Web site. We have established agreements with DRM to market and sell to DRM independent contractors. RMC Group, Inc. was established in 1993 and took over the distribution rights for the United States from DRM. In 1998 RMC became a subsidiary of DRM. RMC Group Canada, Ltd. was established in 1987 as a subsidiary of DRM. It was established to service the Canadian market.

Products and Services
---------------------

     Products and services we currently offer include:

     Health and beauty products. We offer products through DRM from their Rose Marie Collection, including cosmetics, personal hygiene products, skin care, hair care, and bath products. In addition, DRM supplies Body Management System nutritional products, including weight loss and anti-aging supplements. DRM manufactures and packages these products through a licensing agreement with a health and beauty product manufacturer.

     Flowers. We also sell fresh flowers and arrangements delivered to your door, through an arrangement with Proflowers.com, Inc.

Marketing and Advertising
-------------------------

     By leveraging the DRM sales force, we are simultaneously opening Internet Web sites and marketing the current Peoplesway product lines. Each independent contractor is encouraged by us and DRM to open a sub-Web site at Peoplesway.com. For example, John Doe would have a site address of www.peoplesway.com/johndoe. John Doe will advertise his site and will receive a commission for each sale ordered on his site. John Doe's only responsibility is to advertise his site. Inventory, shipping, merchant accounts, payments and customer service will be handled by Peoplesway, its subsidiaries and its affiliates. It is envisioned that thousands of site owners will individually advertise to thousands of Internet shoppers to come and shop at their site. As of December 31, 2001, after over twenty-four months of operations, we have added 1,400 new members and have in excess of 500 active sub websites.

Properties
----------

    We maintain offices at 2969 Interstate Street, Charlotte, North Carolina. We share 1,900 square feet of office space and 2,600 square feet of warehouse space with RMC Group, Inc., to whom we pay a fee based upon a percentage of sales per month as a subtenant for space and utilities. The rent terms approximate fair market value within the local area. RMC Group, Inc. allows us to use its office equipment, including computers and related hardware. The primary system is an HP 9000 computer network operating on a Unix system. Currently RMC Group, Inc. leases this equipment. We believe that we currently have sufficient space and computer systems to carry on our operations for the foreseeable future. If RMC Group, Inc., was to terminate our sub-tenancy or use of office equipment and computer system, there is no assurance that we can continue as a going concern.

Legal Proceedings
-----------------

     We are not a party to any legal proceedings, nor, to the best of our knowledge, are any such proceedings threatened or contemplated.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS

     With the exception of historical facts stated herein, the matters discussed in this report are "forward looking" statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Such "forward looking" statements include, but are not necessarily limited to, statements regarding anticipated levels of future sales and earnings from operations of the Company. Readers of this report are cautioned not to put undue reliance on "forward looking" statements, which are, by their nature, uncertain as reliable indicators of future performance. The Company disclaims any intent or obligation to publicly update these "forward looking" statements, whether as a result of new information, future events, or otherwise. In addition the uncertainties include, but are not limited to, competitive conditions involving E-commerce, and the sales of cosmetics, flowers, beauty and fragrance products over the Internet.

Selected Financial Data
-----------------------

     For the year ended March 31, 2001 and the seven months ended March 31, 2000:

                                       2001         2000
                                       ----         ----

     Net Revenues                  $   789,625   $  316,040
     Net Loss                         (166,360)    (166,513)
     Net Loss per Common Share            (.01)        (.02)
     Weighted Average Common
       Shares Outstanding           14,939,219    9,724,401

At March 31, 2001 and 2000:
                                       2001         2000
                                       ----         ----
     Total Assets                 $    173,329   $  102,366
     Working Capital Deficit          (158,941)    (149,906)
     Shareholders' Deficit            (273,941)    (149,906)

No dividends have been declared or paid during the period presented.

     For the nine month periods ended December 31, 2001 and December 31, 2000(unaudited):

                                             2001         2000
                                             ----         ----
     Net Revenues                       $   317,005      602,549
     Net Income (Loss)                       18,361      (87,488)
     Net Gain/Loss per Common Share            <.01         <.01

At December 31, 2001 and 2000:
                                          2001          2000
                                          ----          ----

     Total Assets                         243,290      173,329
     Working Capital Deficit             (118,810)    (172,137)
     Shareholders' Deficit               (246,652)    (273,941)

Results of Operations
---------------------

For the Year Ended March 31, 2001 and the Seven Months Ended March 31, 2000
---------------------------------------------------------------------------

     Sales
     -----

     Net revenues for the year ended March 31, 2001 were $789,625 on retail sales of $1,029,074 versus $316,040 in net revenues for the period ended March 31, 2000 on retail sales of $408,395, an increase of $473,585 or 150%. Retail sales consisted of product sales, monthly service fees and business aid sales. We reduce retail sales by wholesale distributor allowances in the determination of net revenues. Net revenues are the amount actually paid to the Company.

     Other revenues include membership fees, handling fees and web hosting revenue. Other revenue increased to $103,660 from $30,164 in the comparable period in 2000. This was primarily attributable to an increase in the number of orders shipped as the result of increased sales and our participation in web hosting revenue.

     We plan to accelerate growth of sales in fiscal 2002 by increasing expenditures on marketing, establishing more sub websites and strategic relationships and growing public awareness of services.

     Income/Loss
     -----------

     Net loss for the year ended March 31, 2001 was $166,360 as compared to a net loss of $166,513 in the comparable period in 2000. We recognized an increase of gross profit of $262,034 for the year ended March 31, 2001 offset by an increase of $212,633 in expenses as detailed below and an increase of $49,428 in interest expense in connection with the three notes payable incurred during the year.

     We expect to continue to incur losses at least through fiscal 2002 and there can be no assurance that we will achieve or maintain profitability or that our revenue growth can be sustained in the future.

     Expenses
     --------

     Selling, general and administrative expenses for the year ended March 31, 2001 were $480,353 versus $267,720 in the comparable period in 2000. The following increases in expenses were noted during the year ended March 31, 2001: Automobile expenses increased $11,019 due to employee travel reimbursements made during the year. Furniture and equipment rental increased $40,353 due primarily to new computer and office equipment used during the year. Salaries and subcontract labor increased a total of $129,244 due to additional staff hired to administer our operations and market our products and services.

     Interest expense increased $49,248 in connection with the notes payable issued to three investors during the year ended March 31, 2000. We anticipate incurring approximately the same amount of these expenses during fiscal 2002, except for the $45,000 in interest from the stock options issued in connection with the three notes payable, which was a one time charge for 2001.

     We expect increases in certain expenses such as advertising through fiscal 2002 as the Company moves toward increasing development and marketing of our products and services.

     Cost of Sales
     -------------

     One of the largest factors in the variations in the cost of sales as a percentage of net sales is the cost of products.

     Cost of sales for the period ended March 31, 2001 was $426,384 versus $214,833 in the comparable period in 2000. The increase was primarily attributable to an increase in sales for the year. Gross margins and product prices remained relatively constant during the year.

     Retail sales and net revenue for the period do not include sales of a cooperative advertising campaign (Peoplesway Giveaway Certificates) that was offered to new web site owners. Approximately $209,215 in net revenues and $105,110 in related prepaid expenses from these sales are included on the balance sheet as deferred revenue and prepaid expenses, respectively, in the March 31, 2001 balance sheet. The certificates are valid one-year from the time of purchase and expire at various times throughout March 31, 2002. As the certificates are redeemed with an order by customers or expire, the sales will be included in revenues for that period. There are certain commission expenses on these sales that are also reflected on the balance sheet under prepaid expenses. This expense will also be recorded on the income statement in the period that the certificates are redeemed or expire. Since this was a new product announcement, a large number of the then current web site owners placed orders for the Peoplesway Giveaway Certificates and therefore these sales for the period were a much larger percentage than we expect in the future. Had all the income and expense of these sales been included in income for the period, our loss would have been approximately $(62,255).

     Impact of Inflation
     -------------------

     We believe that inflation has had a negligible effect on operations during the period. We believe that we can offset inflationary increases in the cost of sales by increasing sales and improving operating efficiencies.

     Trends, Events, and Uncertainties
     ---------------------------------

     Demand for the Company's products will be dependent on, among other things, market acceptance of the Company's concept, the quality of its Web site and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of the Company's activities is the receipt of revenues from the sales of its products, the Company's business operations may be adversely affected by the Company's competitors and prolonged recessionary periods.

For the Three and Nine Months Ended December 31, 2001 and 2000
--------------------------------------------------------------

     Retail Sales and Net Revenues
     -----------------------------

     Retail sales and net revenues for the nine months ended December 31, 2001 were $430,978 and $313,418, respectively, versus retail sales and net revenues of $777,031 and $543,922, respectively for the comparable period in 2000, a decrease of 44% and 42%, respectively. This decrease in net revenues was primarily attributable to an overall decline in business due to the World Trade Center terrorist attacks and disaster on September 11, 2001. Net revenues consisted of product sales, monthly service fees and business aid sales. We plan to accelerate growth of sales in 2002 by increasing expenditures on marketing and growing public awareness of products.

     Expenses
     --------

     Selling, general and administrative expenses for the nine-month period ended December 31, 2001 were $219,267, versus $341,923 for the comparable period in 2000, a decrease of 36%. Notable expense decreases for the nine months ended December 31, 2001 include overall labor costs and rent that decreased. Such decreases were primarily attributable to management's attempt to streamline operations during the period ended December 31, 2001. We anticipate incurring approximately the same amount of these expenses during the remainder of the current fiscal year. This decrease in expenses would have been greater since we incurred $45,650 in non-cash expenses attributable to the issuance of common shares in exchange for services received for the quarter ending December 31, 2001.

     We also expect increases in certain expenses such as advertising through fiscal 2002 as the Company moves toward increasing development and marketing of our products.

     Cost of Sales
     ----------------

     One of the largest factors in the variations in the cost of sales as a percentage of net revenues is the cost of products.

     Cost of sales for the nine months ended December 31, 2001 was $108,578 versus $348,114 for the same period in 2000. The decrease was due to the decrease in the Company's sales during the period. Gross product margins and product prices remained relatively constant during the year.

     Impact of Inflation
     -------------------

     We believe that inflation has had a negligible effect on operations during the year. We believe that we can offset inflationary increases in the cost of sales by increasing sales and improving operating efficiencies.

     Trends, Events, and Uncertainties
     ---------------------------------

     Demand for our products will be dependent on, among other things, market acceptance of the Peopleway.com concept, the quality of our Web site and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from the sales of its products, our business operations may be adversely affected by our competitors and prolonged recessionary periods.

     Liquidity and Capital Resources
     -------------------------------

For the Nine Months Ended December 31, 2001 and 2000
----------------------------------------------------

     Cash flows used in operations were $10,174 for the nine months ended December 31, 2001 versus cash used of $99,635 for the same period in 2000. Management believes this represents a significant achievement in operations from the prior year period.

     Cash flows provided by financing activities was $24,838 for the nine months ended December 31, 2001 versus cash generated of $2,517 in the same period in 2000. The cash flows used in financing activities during the nine months ended December 31, 2001 reflected $24,838 in additional notes payable issued by the Company.

     We have funded our cash needs from inception through December 31, 2001 with a series of related party debt and equity transactions.

     We will substantially rely on the existence of revenue from product sales and from the projected revenues of www.Peoplesway.com. We project that we will need additional capital to fund operations over the next 12 months. If the projected revenues of www.Peoplesway.com fall short of needed capital, the Company will not be able to sustain its capital needs for more than six months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues beginning in the second six months of fiscal 2002 will significantly affect the cash position of the Company and move the us toward a position where the raising of additional funds through equity or debt financing will be necessary.

     On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, additional infusions of capital and debt financing. We are considering launching a wide scale marketing and advertising campaign. Our current available capital and revenues are not sufficient to fund such a campaign. If we choose to launch such a campaign, it will require substantially more capital. If necessary, we plan to raise this capital through an additional follow-on stock offering. The funds raised from this offering will be used to develop and execute the marketing and advertising strategy, which may include the use of television, radio, print and Internet advertising. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected. Additionally, we will have to significantly modify our plans.

                               MANAGEMENT

Directors and Executive Officers and Significant Employees
----------------------------------------------------------

     The following table identifies all current executive officers, directors and significant employees of Peoplesway. The officers and directors will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or they resign or are terminated.

                                                                 Date
Name                      Age   Position                   Position Commenced
----                      ---   --------                   ------------------

Donald R.  "Pete" Monroe  57    Chairman                       August 1999

Matthew M.  Monroe        32    President and Director         August 1999

Eugene M.  Johnston       38   Chief Executive Officer,        August 1999
                               Secretary/Treasurer and
                               Director

     None of our directors holds directorships in other reporting companies.

Business Experience and Personal Background
-------------------------------------------

     Management and Key Personnel
     ----------------------------

     Donald R.  "Pete" Monroe, Chairman
     ----------------------------------

     Education: BS, Mathematics, UNC of Pembroke, Magna Cum Laude

     Present work positions: Chairman of the Board of Directors, Peoplesway.com, Inc., 1999 to present; Chairman of the Board of Directors, DRM, Inc., 1978 to present.

     Work history: 1966-1970, United States Department of Defense, Mathematician and System Programmer for Naval Weapons Laboratory, Dahlgren, Virginia; 1970-1972, Private Business, Independent Distributor, Direct Sales Industry, Virginia and Alabama; 1972-1973, GWT Enterprises, Vice President, Direct Sales Industry, Orlando, Florida; 1973-1978, Koscot, Inc., President, Direct Sales Industry, Orlando, Florida; 1978-present, DRM, Inc. and subsidiaries: WeCare Distributors, Inc., RMC Group, Inc., RMC Group Canada, Ltd., KAM Marketing, LLC, Owner/Chairman, direct Sales Industry, Charlotte, North Carolina; 1999-present, Chairman, Peoplesway.com, Inc., Direct Sales Industry, Charlotte, North Carolina.

     Present responsibilities: As Chairman of DRM and Chairman of Peoplesway, Mr. Monroe oversees marketing, product development, production, seeks business opportunities, and strategic alliances with other companies and organizations. He continuously directs and coordinates financial programs to provide funding for new or continuing operations in order to maximize return on investments, and increase productivity.

     Mr. Monroe has two sons and one daughter and resides with his wife in Charlotte, North Carolina.

     Matthew M.  Monroe, President and Director
     ------------------------------------------

     Education: BS, Journalism & American Studies, University of Southern Mississippi.

     Present work positions: President, Peoplesway.com, Inc., 1999 to present; Vice President of Marketing, RMC Group, Inc., 1993 to present

     Work history: 1993-present, RMC Group, Inc., Vice President, Direct Sales Industry, Charlotte, North Carolina; 1999-present, President/Director, Peoplesway.com, Inc, Direct Sales Industry, Charlotte, North Carolina

     Present responsibilities: For both Peoplesway and RMC Group, Inc., Mr. Monroe is responsible for new product development, monthly and quarterly newsletter (circulating to as many as 5,000 readers), product catalogues, brochures, company product announcements, customer specials, sales force training, sales presentations, and event coordinating. Mr. Monroe trains top level producers on sales force automation. Mr. Monroe worked with other management team members on bringing RMC Group, Inc., closer to the sales force home office. After two years of development and beta testing, the sales force now uses a software program that dials directly into the mainframe database. This allows the independent contractor access to customer ordering information as well as complete data filters to run valuable reports for sales leadership information. Mr. Monroe also developed the Peoplesway concept and business model over the past three years.

     Mr. Monroe has one son and resides in Huntersville, North Carolina.

     Eugene M. Johnston, Chief Executive Officer, Secretary/Treasurer
     and Director
     ----------------------------------------------------------------

     Education: BA, Business Administration, University of North Carolina at Charlotte.

     Work history: 1984-1992, WeCare Distributors, Inc., Vice President, Direct Sales Industry, Charlotte, North Carolina; 1993-present, RMC Group, Inc., Vice President, Direct Sales Industry, Charlotte, North Carolina; 1999-present, Chief Executive Officer, Secretary/Treasurer/Director, Peoplesway.com, Inc., Direct Sales Industry, Charlotte, North Carolina

     Present responsibilities: Mr. Johnston is responsible for all day-to-day operations of Peoplesway and RMC Group, Inc. In addition to his daily administrative duties, Mr. Johnston works closely with Marketing and Sales. He is involved in company training and motivation and travels throughout the US and Canada helping to conduct training seminars. Mr. Johnston was also instrumental in recently upgrading the company computer system to ensure it was Year 2000 compliant, including the web related software.

     Mr. Johnston has two children and resides with his wife in Charlotte, North Carolina.

Family Relationships
--------------------

     The following table details the family relationships among our directors and officers.

Name                      Position         Relationships
----                      --------         -------------

Donald R. "Pete" Monroe   Chairman         Father of Matthew M.  Monroe;
                                           Uncle of Eugene M.  Johnston

Matthew M. Monroe         President        Son of Donald R.  "Pete" Monroe;
                          and Director     Cousin of Eugene M. Johnston

Eugene M. Johnston        Chief Executive  Nephew of Donald R. "Pete" Monroe;
                          Officer          Cousin of Matthew M.  Monroe

     There are no arrangements or understandings pursuant to which any of them were elected as officers.

     There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past 5 years.

Executive Compensation
----------------------

     The following table sets forth compensation paid to our executive officers since our inception.

                                                                LONG TERM
                                                                COMPENSATION
                                ANNUAL COMPENSATION             AWARDS
                                                                SECURITIES
                                                                UNDERLYING
NAME AND                                                        OPTIONS/         ALL OTHER
PRINCIPAL POSITION         PERIOD      SALARY(1)    BONUS       SARS(#)        COMPENSATION($)
------------------         ------      ---------    -----       ------------   ---------------
Eugene Johnston
CEO, Secretary,           Year Ended
Treasurer and Director    3/31/00        -0-         -0-         -0-            -0-
                          Year Ended
                          3/31/01        -0-         -0-         -0-            -0-

Matthew Monroe
President, Chief
Operating                 Year Ended
Officer and Director      3/31/00         -0-         -0-        -0-            -0-
                          Year Ended
                          3/31/01         -0-         -0-        -0-            -0-
Donald Monroe
Chairman                  Year Ended
                          3/31/00         -0-         -0-        -0-            -0-
                          Year Ended
                          3/31/01         -0-         -0-        -0-            -0-


     There are no arrangements or agreements for employment, compensation, or change in control that exist with the Peoplesway for either our officers or directors. Our officers and directors are presently compensated by DRM and/or RMC Group, Inc., at the same levels at which they were compensated prior to the formation of Peoplesway, and it is anticipated that this arrangement will continue for the foreseeable future. All other individuals who provide services for us are either additional employees of DRM and/or RMC Group, Inc., which are paid directly by those companies, or by our independent contractors, and it is anticipated that this arrangement will continue for the foreseeable future.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a)  Security Ownership of Certain Beneficial Owners

     The following table sets forth the shares held by those persons who own more than five percent of Peoplesway's Common Stock as of January 16, 2002, based upon 13,102,469 shares outstanding.

                  Name and address of           Number       Percent
Title of Class    beneficial owner             of shares     of class
--------------    -------------------          ---------     --------

Common            Donald R. "Pete" Monroe      12,350,000     92.03%
                  2969 Interstate Street
                  Charlotte, NC 28208

     (b)  Security Ownership of Management

     The following table sets forth the shares held by Peoplesway directors and officers as of January 16, 2002:

                  Name and address of           Number       Percent
Title of Class    beneficial owner             of shares     of class
--------------    -------------------          ---------     --------

Common            Donald R. "Pete" Monroe       12,350,000     92.03%
                  2969 Interstate Street
                  Charlotte, NC 28208

Common            Matthew M. Monroe                 18,389        *
                  2969 Interstate Street
                  Charlotte, NC 28208

Common            Eugene M. Johnston                20,625        *
                  2969 Interstate Street
                  Charlotte, NC 28208

     Ownership of shares by our directors and officers as a group: 92.32%

-------------------------
*    Less than one percent.


     Changes in Control
     ------------------

     We know of no contractual arrangements which may at a subsequent date result in a change of control in the Company.


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Following are the transactions between Peoplesway and members of management, directors, officers, 5% shareholders, and promoters of Peoplesway:

Agreements with DRM and its Subsidiaries
----------------------------------------

     The majority of our goods and services are available through an "alliance" with DRM, Inc. and its subsidiaries, RMC Group, Inc. and RMC Group Canada, Ltd. ("DRM"). Each of our officers and directors is also an officer and/or director of DRM, Inc., RMC Group, Inc., and/or RMC Group Canada, Ltd, and therefore, all sales through us benefit related parties. The "alliance" between the parties has been evidenced by a formal written agreement between the parties such that all goods and services, which DRM or its subsidiaries offer for sale, are listed on, and for sale through, the Peoplesway Web site. Following each internet sale of a DRM-related good or service, we then pay to DRM an agreed upon wholesale price.

     We have had discussions with public relations companies that would promote us, but none of these discussions has resulted in any definitive agreements.

      MARKET FOR OUR COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     (a)  Market Information.

     Our Common Stock is currently quoted on the OTCBB under the symbol
"PLWY."

     The following quotations were provided by the National Quotation Bureau, and do not represent actual transactions; these quotations do not reflect dealer markups, markdowns or commissions.

     STOCK QUOTATIONS*

                     CLOSING BID
            Period               High     Low
            ------               ----    -----

            4/1/99 to  6/30/99   $0.10   $0.10
            7/1/99 to  9/30/99   $0.10   $0.10
           10/1/99 to 12/30/99   $5.38   $0.10
            1/1/00 to  3/31/00   $5.36   $2.50
            4/1/00 to  6/30/00   $3.00   $0.50
            7/1/00 to  9/30/00   $3.00   $0.51
           10/1/00 to 12/30/00   $1.75   $0.25
            1/1/01 to  3/31/01   $0.25   $0.25
            4/1/01 to  6/30/01   $0.40   $0.25
            7/1/01 to  9/30/01   $0.51   $0.40
           10/1/01 to 12/31/01   $0.85   $0.20

* Our Common Stock had not traded before the first calendar quarter of 1999 for over ten years.

     (b)  Holders.

     The number of record holders of our securities as of the date of this report is approximately 318.

     (c)  Dividends.

     We have not declared any cash dividends with respect to our Common Stock, and we do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

                            PLAN OF DISTRIBUTION

     We currently have no underwriter for this offering and we do not intend to use participating brokers. We intend to offer the shares of our Common Stock being registered through our officers and directors, including Donald R. Monroe, Eugene M. Johnston and Matthew M. Monroe. None of these officers will receive any compensation for shares sold. We will pay participating brokers a commission of up to the maximum allowable rate. The offering will commence as of the date of this prospectus and will continue until all the shares are sold. In this regard, we intend to amend this prospectus as needed. There is no minimum offering amount. We intend to offer the Shares in states where we can offer them. We may concentrate our sales efforts in the states of North Carolina, Florida and Texas. We also intend to offer the Shares in Canada.

DESCRIPTION OF COMMON STOCK

     We are authorized to issue 100,000,000 shares of our $.001 par value Common Stock, of which 13,419,969 shares were issued and outstanding as of February 22, 2002. Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding Common Stock can elect all directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, holders of Common Stock will share pro rata in any distribution of our assets after payment of all liabilities. We do not anticipate that any dividends on Common Stock will be declared or paid in the foreseeable future. Holders of Common Stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by us. However, one unaffiliated private investor holds a contractual preemptive right to purchase additional shares. All of the outstanding shares of our Common Stock are fully paid and nonassessable.

Penny Stock and NASD Sales Practices Rules
------------------------------------------

    Our Common Stock is currently defined as a "penny stock" under the Exchange Act and rules of the Securities and Exchange Commission. The Exchange Act and such penny stock rules generally impose additional sales practices and disclosure requirements on broker-dealers who sell our securities to persons other than "accredited investors" or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, the broker-dealer must make a written suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain required disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, and the compensation to be received by the broker-dealer and certain associated persons, provide monthly account statements showing the market value of each penny stock held in a customer's account, and deliver certain standardized risk disclosures required by the Securities and Exchange Commission. Consequently, the penny stock rules affect the ability of broker-dealers to make a market in or trade our shares and may also affect the ability of purchasers of shares to resell those shares in the public market.

     In addition to the "Penny Stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer that a broker-dealer have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customers' financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, and this has an adverse effect on the market for our shares.

                                 EXPERTS

     The March 31, 2001 financial statements included in this Prospectus have been audited by Parrella & Associates, P.A., Pompano Beach, Florida, independent certified public accountants, to the extent and for the periods set forth in their report.

     The financial statements for the period September 1, 1999 through March 31, 2000 included in this Prospectus have been audited by Michael J. Bongiovanni, C.P.A., Charlotte, North Carolina, independent certified public accountant, to the extent and for the periods set forth in his report.

             CHANGES IN AND DISAGREEMENTS WITH OUR ACCOUNTANTS
                   ON ACCOUNTING AND FINANCIAL DISCLOSURE

     During the year ended March 31, 2001 the Company's independent auditors, Michael J. Bongiovanni, P.A., declined to stand for re-election. Michael J. Bongiovanni had issued a report dated May 9, 2000 that was modified as to the uncertainty of the Company's ability to continue as a going concern.

     There were never any disagreements with Michael J. Bongiovanni, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to satisfaction of the auditor, would have caused them to make reference to the subject matter of the disagreement in connection with the audit report.

     The decision to change to Parrella & Associates, P.A. for the audit of the March 31, 2001 financial statements was approved by the Board of Directors.

                              LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for us by Krys Boyle Freedman & Sawyer, P.C., Denver, Colorado.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                       SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the forgoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Page 24
                               PEOPLESWAY.COM,INC.

                           INDEX TO FINANCIAL STATEMENTS

                                                                    Page
                                                                    ----

INDEPENDENT AUDITORS' REPORT ......................................  F-2

INDEPENDENT AUDITORS' REPORT (MARCH 31, 2000) .....................  F-3

BALANCE SHEET AS OF MARCH 31, 2001 ................................  F-4

STATEMENTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2001
 AND THE SEVEN MONTHS ENDED MARCH 31, 2000 ........................  F-5

STATEMENT OF STOCKHOLDERS' DEFICIT FOR THE YEAR ENDED MARCH 31,
 2001 AND THE SEVEN MONTHS ENDED MARCH 31, 2000 ...................  F-6

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED MARCH 31, 2001
 AND THE SEVEN MONTHS ENDED MARCH 31, 2000 ........................  F-7

NOTES TO FINANCIAL STATEMENTS .....................................  F-8

BALANCE SHEETS AS OF DECEMBER 31, 2001 AND MARCH 31, 2001 .........  F-16

STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED
 DECEMBER 31, 2001 AND 2000 .......................................  F-17

STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED DECEMBER 31,
 2001 AND 2000 ....................................................  F-18

NOTES TO FINANCIAL STATEMENTS .....................................  F-19



























                                      F-1


[LETTERHEAD  OF  PERRELLA  &  ASSOCIATES,  P.A.]

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To  the  Board  of  Directors  and  Stockholders
Peoplesway.com,  Inc.
Charlotte,  North  Carolina

We have audited the accompanying balance sheet of Peoplesway.com, Inc. as of March 31, 2001 and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoplesway.com, Inc. as of March 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has suffered recurring losses from operations, its current liabilities exceeds its current assets and its cash flows from operating activities are negative. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Perrella  &  Associates,  P.A.

Perrella  &  Associates,  P.A.
Pompano  Beach,  Florida
June  21,  2001












                                      F-2



               [LETTERHEAD  OF  MICHAEL  J.  BONGIOVANNI,  P.A.]

                INDEPENDENT ACCOUNTANTS' REPORT (MARCH 31, 2000)
                ------------------------------------------------

To  the  Board  of  Directors  and  Stockholders
Peoplesway.com,  Inc.
Charlotte,  North  Carolina

We have audited the accompanying statements of operations, stockholders' deficit, and cash flows for the period from September 1, 1999 (date of reorganization) through March 31, 2000 of Peoplesway.com, Inc. (FKA Prospector Energy, Inc.). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Peoplesway.com, Inc. for the period from September 1, 1999 (date of reorganization) through March 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has suffered recurring losses from operations, its current liabilities exceeds its current assets and its cash flows from operating activities are negative. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Michael J. Bongiovanni, C.P.A.

Michael J. Bongiovanni, C.P.A.
Charlotte,  North  Carolina
May  9,  2000











                                      F-3



                              PEOPLESWAY.COM, INC.
                                  BALANCE SHEET
                               AS OF MARCH 31,2001

                                     ASSETS
                                     ------
CURRENT ASSETS:
---------------------------------------------------------------
Cash and cash equivalents. . . . . . . . . . . . . . .  $    1,392
Due from related parties . . . . . . . . . . . . . . .      53,631
Prepaid expenses . . . . . . . . . . . . . . . . . . .     105,110
TOTAL CURRENT ASSETS . . . . . . . . . . . . . . . . .     160,133
                                                        ----------

FIXED ASSETS:
---------------------------------------------------------------
Furniture and office equipment . . . . . . . . . . . .      16,321
Accumulated depreciation . . . . . . . . . . . . . . .      (3,125)
NET FIXED ASSETS . . . . . . . . . . . . . . . . . . .      13,196
                                                         ----------
TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . .   $ 173,329
                                                          --------

LIABILITIES AND STOCKHOLDERS' DEFICIT
---------------------------------------------------------------

CURRENT LIABILITIES:
---------------------------------------------------------------
Accounts payable and accrued expenses . . . . . . . . .  $  48,267
Excess of outstanding checks over bank balance  . . . .     10,894
Deferred revenue - prepaid certificate . . .  . . . . .    209,215
Due to related parties . . . . . . . . .  . . . . . . .     56,894
Note payable - stockholder . . . . . .  . . . . . . . .      7,000
TOTAL CURRENT LIABILITIES. . . . .. . . . . . . . . . .    332,270

LONG TERM LIABILITIES:
---------------------------------------------------------------
Notes payable . . . . . . . . . . . . . . . . . . . . . .  115,000
TOTAL LONG TERM LIABILITIES . . . . . . . . . . . . . . .  115,000
TOTAL LIABILITIES. . . .  . . . . . . . . . . . . . . . .  447,270
                                                          ----------

STOCKHOLDERS' DEFICIT:
---------------------------------------------------------------
Common stock ($.001 par value, 100,000,000 shares authorized;
12,932,969 issued and outstanding at  March 31, 2001). .    12,932
Additional paid-in-capital . . . . . . . . . . . . . . .    46,000
Retained deficit . . . . . . . . . . . . . . . . . . . .  (332,873)
TOTAL STOCKHOLDERS' DEFICIT. . . . . . . . . . . . . . .  (273,941)
                                                          ----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT. . . . . . .  $173,329
                                                          ----------

The accompanying notes are an integral part of these financial statements


                                      F-4



                      PEOPLESWAY.COM, INC.
                    STATEMENTS OF OPERATIONS
   FOR THE YEAR ENDED MARCH 31, 2001 AND THE SEVEN MONTHS ENDED MARCH 31, 2000



                                                 2001         2000*
REVENUES AND RELATED COSTS:
--------------------------------------------
Retail sales. . . . . . . . . . . . . . . .  $ 1,029,074   $  492,759
Less: Distributor allowances on
product purchases . . . . . . . . . . . . .     (343,109)    (206,883)
                                                 685,965      285,876
                                             ------------  -----------
Other revenue . . . . . . . . . . . . . . .      103,660       30,164
NET REVENUES. . . . . . . . . . . . . . . .      789,625      316,040
                                             ------------  -----------
COST OF RETAIL SALES. . . . . . . . . . . .     (426,384)    (214,833)
GROSS PROFIT. . . . . . . . . . . . . . . .      363,241      101,207
                                             ------------  -----------

EXPENSES:
-------------------------------------------
Advertising . . . . . . . . . . . . . . . .        1,115        1,138
Auto. . . . . . . . . . . . . . . . . . . .       11,019          -0-
Depreciation. . . . . . . . . . . . . . . .        3,125          -0-
Furniture & equipment rental. . . . . . . .       40,353          -0-
Insurance . . . . . . . . . . . . . . . . .       15,679       23,804
Legal & professional. . . . . . . . . . . .       39,167       20,874
Licenses & fees . . . . . . . . . . . . . .          250        5,245
Management fees . . . . . . . . . . . . . .       15,848        7,877
Office expenses and supplies. . . . . . . .       24,957       21,104
Rent. . . . . . . . . . . . . . . . . . . .       47,634       46,605
Repairs & maintenance . . . . . . . . . . .        3,252        2,597
Salaries and related expenses . . . . . . .       89,260       16,923
Subcontract labor . . . . . . . . . . . . .      137,285       80,378
Telephone . . . . . . . . . . . . . . . . .       31,770       24,438
Travel, entertainment and promotion . . . .        8,702       10,787
Utilities . . . . . . . . . . . . . . . . .       10,937        5,950
TOTAL EXPENSES. . . . . . . . . . . . . . .      480,353      267,720
                                             ------------  -----------
OPERATING LOSS. . . . . . . . . . . . . . .     (117,112)    (166,513)
                                             ------------  -----------

OTHER EXPENSES:
-------------------------------------------
Interest expense. . . . . . . . . . . . . .      (49,248)         -0-
NET LOSS. . . . . . . . . . . . . . . . . .  $  (166,360)  $ (166,513)
                                             ------------  -----------

  Net loss per share -
  basic and fully diluted . . . . . . . . .  $     (0.01)  $    (0.02)
                                             ===========   ===========
  Weighted average shares . . . . . . . . .   14,939,219    9,724,401
                                             ============  ===========
*Date of reorganization was August 25, 1999

    The accompanying notes are an integral part of these financial statements

                                  PEOPLESWAY.COM, INC.
                           STATEMENT OF STOCKHOLDERS' DEFICIT
      FOR THE YEAR ENDED MARCH 31, 2001 AND THE SEVEN MONTHS ENDED MARCH 31, 2000

                                             Common     Common   Additional
                                              Stock     Stock     Paid-in     Retained
                                             (000's)      $       Capital      Deficit

Balances, September 1, 1999* . . . . . . . .      -0-   $    -0-   $    -0-  $     -0-

Retroactive restatement
(recapitalization) of equity due
to reverse acquisition of public
shell and related 1 for 400 reverse
stock split. . . . . . . . . . . . . . . . .   15,607     15,607        -0-        -0-

Initial capital contribution . . . . . . . .      -0-        -0-      1,000        -0-

Net loss for the seven months
ended March 31, 2000 . . . . . . . . . . . .      -0-        -0-        -0-   (166,513)

Balances, March 31, 2000 . . . . . . . . . .   15,607     15,607      1,000   (166,513)

Retirement of common stock . . . . . . . . .   (2,675)    (2,675)       -0-        -0-

Issuance of common stock options . . . . . .      -0-        -0-     45,000        -0-

Net loss for the year. . . . . . . . . . . .      -0-        -0-        -0-   (166,360)

Balances, March 31, 2001 . . . . . . . . . .   12,932   $ 12,932   $ 46,000  $(332,873)

*Date of reorganization was August 25, 1999



















    The accompanying notes are an integral part of these financial statements

                              PEOPLESWAY.COM, INC.
                            STATEMENTS OF CASH FLOWS
   FOR THE YEAR ENDED MARCH 31, 2001 AND THE SEVEN MONTHS ENDED MARCH 31, 2000


                                                       2001       2000*
CASH FLOWS FROM OPERATING ACTIVITIES:
--------------------------------------------------
  Net loss . . . . . . . . . . . . . . . . . . .    $(166,360)  $(166,513)
  Adjustments to reconcile net loss to net cash
used in operating activities:
Retroactive recapitalization of equity due to
 reverse acquisition of public shell and related
 retirement of common shares . . . . . . . . .         (2,675)     15,607
Depreciation . . . . . . . . . . . . . . . . .          3,125         -0-
Issuance of common stock options . . . . . . .         45,000         -0-
(Increase) in prepaid expenses . . . . . . . .         (3,380)   (101,730)
Increase in accounts payable and
accrued expenses . . . . . . . . . . . . . . .         45,369      13,512
Increase in deferred revenue - prepaid certificate     12,365     196,850
Increase in outstanding checks over bank balance .      5,274       5,621
(Increase) in due from related parties . . . . . .    (53,631)        -0-
NET CASH USED BY OPERATING ACTIVITIES. . . . . . .   (114,913)    (36,653)
                                                    ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
--------------------------------------------------
Expenditures for furniture and office equipment. .    (16,321)        -0-
NET CASH USED IN INVESTING ACTIVITIES. . . . . . .    (16,321)        -0-
                                                    ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
- --------------------------------------------------
Proceeds from initial capital contribution . . . .        -0-       1,000
Proceeds from notes payable. . . . . . . . . . . .    115,000         -0-
Proceeds from stockholder loan . . . . . . . . . .        -0-       7,000
Proceeds from related parties. . . . . . . . . . .     16,990      29,289
NET CASH PROVIDED BY FINANCING ACTIVITIES. . . . .    131,990      37,289

NET INCREASE IN CASH
AND CASH EQUIVALENTS . . . . . . . . . . . . . . .        756         636

CASH AND CASH EQUIVALENTS:
BEGINNING OF THE PERIOD. . . . . . . . . . . . . .        636           0

END OF THE YEAR. . . . . . . . . . . . . . . . . .  $   1,392   $     636

*Date of reorganization was August 25, 1999



    The accompanying notes are an integral part of these financial statements

                              PEOPLESWAY.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   For the Years Ended March 31, 2001 and 2000

NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

Business and Basis of Presentation - Peoplesway.com, Inc. (the Company) was organized under the laws of the State of North Carolina on August 25, 1999. On September 1, 1999, Peoplesway.com, Inc. legally amended its Articles of Incorporation to effect a name change from Prospector Energy, Inc. and commenced operations as of that date simultaneously with its reverse acquisition. On September 1, 1999, the Company acquired 100% of the outstanding common stock of Prospector Energy, Inc. The transaction was accounted for as a reverse merger in accordance with Accounting Principles Board Opinion No. 16 wherein the stockholders of Peoplesway.com, Inc. retained the majority of the outstanding common stock of the Company after the merger. Peoplesway.com, Inc. had no prior operating history for several years while functioning under its former name of Prospector Energy, Inc.

The Company provides E-commerce Internet web sites for sale of its products, primarily cosmetics, beauty products, health supplements, jewelry, specialty items and flowers, to customers across the world. The majority of its customers are in the United States of America and Canada.

Inherent in the Company's Internet related business are various risks and uncertainties, including its limited operating history, recent development of the Internet market and unproved acceptance and effectiveness of Web E-commerce, unproven business model, risks associated with technological change, and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective product development efforts, and the acceptance of the Company's products by the marketplace.

                              PEOPLESWAY.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   For the Years Ended March 31, 2001 and 2000
                   ===========================================

NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONT')
-------------------------------------------------------------------

Cash and Cash Equivalents - For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management's Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition- Revenue is recognized when the products are shipped. Internet related service revenue is recorded when earned, which is after completion of web site set-up or appropriate service. All revenue transactions are reviewed for credit worthiness prior to commencement of the revenue process.

Web Site Research and Development - All costs incurred during the application development stage of web site research and development are capitalized. All training and application maintenance costs incurred during the post implementation (operation stage) are expensed. GJGene JohnstonThis is where we changed this statement 4/12/00.All upgrades and enhancements incurred during the post implementation (operations stage) are capitalized.

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense totaled $1,115 and $1,138 for the years ended March 31, 2001 and 2000, respectively.

Capitalized Software Costs - Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of its products and general release has substantially coincided. As aresult, the Company has not capitalized any software development costs since such costs have not been significant.

Net  Loss  per  Common Share - Statement of Financial Accounting Standard
(SFAS) No.128 requires dual presentation of basic and diluted EPS with a reconciliation of the numerator and denominator of the EPS computations.
Basic earnings per share  amounts  are  based  on  the  weighted  average

                              PEOPLESWAY.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   For the Years Ended March 31, 2001 and 2000
                   ===========================================

NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONT')
-------------------------------------------------------------------

shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Income Taxes - Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carryforwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash, accounts payable and debt approximate fair value based on the short-term maturity of these instruments.

Impairment of long-lived assets - The Company evaluates the recoverability of its property and equipment, and other assets in accordance with Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate.

NOTE  B  -  RECENT  ACCOUNTING  PRONOUNCEMENTS
----------------------------------------------

In June of 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has adopted. The Statement, deferred by SFAS No. 137 is effective for fiscal years beginning after June 15, 2001 and establishes standards for accounting and reporting for derivative instruments and hedging activities. Statement of Financial Accounting Standards No.133 does not have an impact on its financial statements because the Company does not currently hold any derivative instruments.

                              PEOPLESWAY.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   For the Years Ended March 31, 2001 and 2000
                   ===========================================

NOTE  C  -  GOING  CONCERN
---------------------------

As shown in the accompanying financial statements, the Company has suffered recurring losses from operations to date. It experienced a loss of $166,360 and $166,513 during 2001 and 2000, respectively, and had a net deficiency in equity of $273,941 and a net working capital deficit of $172,137 as of March 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans in regard to this matter are to raise equity capital and seek strategic relationships and alliances in order to increase sales in an effort to generate positive cash flow. Additionally, the Company must continue to rely upon advances and loans from related parties and investors in order to improve liquidity and sustain operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE  D  -  SUPPLEMENTAL  CASH  FLOW  INFORMATION
-------------------------------------------------

Supplemental disclosures of cash flow information for the years ended March 31, 2001 and 2000 are summarized as follows:

Cash  paid  during  the  period  for  interest  and  income  taxes:

                                             2001          2000
                                             ----          ----
          Income  Taxes                    $   --            --
          Interest                         $  667            --

NOTE  E  -  INCOME  TAXES
-------------------------

Due to the operating loss and the inability to recognize an income tax benefit therefrom, there is no provision for current or deferred federal or state income taxes for the years ended March 31, 2001 and 2000.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company's total deferred tax asset, calculated using federal and state effective tax rates, as of March 31, 2001 is as follows:

     Total  deferred  tax  assets               $  109,391
     Valuation  allowance                         (109,391)
                                                -----------

     Net  deferred  tax  asset                  $        --
                                                ===========

                              PEOPLESWAY.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   For the Years Ended March 31, 2001 and 2000
                   ===========================================


NOTE  E  -  INCOME  TAXES (CONT.)
---------------------------------

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended March 31, 2001 and 2000 is as follows:

                                                         2001         2000
                                                         ----         ----
     Income tax computed at the federal statutory rate    34%          34%
     State  income  taxes,  net  of  federal  tax
       benefit                                             4%           4%
     Valuation allowance                                 (38%)        (38%)
                                                        -----        ----
     Total deferred tax asset                              0%           0%
                                                        =====       =====

Because of the Company's lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $67,391 in 2001.

As of March 31, 2001, the Company had federal and state net operating loss carry-forwards in the amount of $287,873, which expire at various times through the year 2016.

NOTE  F  -  STOCKHOLDER  LOANS  PAYABLE
---------------------------------------

During the year ended March 31, 2000, the Company borrowed $7,000 in working capital debt financing from one of the Company's officers. The entire balance is payable on demand with interest at a rate of 8% per annum. Accrued interest through March 31, 2001 has been waived by the officer and effects of imputed interest are not material to the financial statements taken as a whole.

NOTE G - RELATED PARTY TRANSACTIONS, DEPENDENCY AND CONCENTRATION OF RISK
-------------------------------------------------------------------------

The Company contracted with a company related through common ownership whereby the related party holding company and its subsidiaries utilize the Company as its exclusive Internet sales and marketing agent. The related party company pays all of the Company's employees, with the exception of the
executive officers.   In addition,  the  related  party  company  pays  the
majority of the Company's subcontractors. The Company markets the related parties' product lines and maintains the web sites of site owners within their network of customers. In exchange, the related parties provide warehouse space, office space, customer service, warehouse and management personnel, supplies and other items necessary to provide this service.

                              PEOPLESWAY.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   For the Years Ended March 31, 2001 and 2000
                   ===========================================

NOTE G - RELATED PARTY TRANSACTIONS, DEPENDENCY AND CONCENTRATION OF RISK
-------------------------------------------------------------------------
(CONT.)
-------

In accordance with the agreement, the product cost is invoiced to the Company at cost plus 10%. In addition, the aforementioned non-product related expenses are invoiced to the Company based on the percentage of Internet sales to the related parties' total sales. The above relationships present a concentration of risk in that a substantial volume of business is transacted with the related parties' customer base and use of its source of labor. This makes the Company potentially vulnerable to the risk of a near-term severe impact.

The composition of amounts due to/from related parties in the accompanying Balance Sheet at March 31, 2001 is as follows:

Due from related party holding company                          $  32,227
Due from related party holding company's subsidiary  (#1)          21,404
Due to related party holding company's subsidiary  (#2)           (25,163)
Due to party related through common directorship                  (16,423)
Due to other related parties                                      (15,308)

Included in the accompanying Statement of Operations are sales to the customers of the related parties of $666,482 and related party expenses of $637,783.

NOTE  I  -  DEFERRED  REVENUE  AND  RELATED  PREPAID  EXPENSES
--------------------------------------------------------------

The Company provides promotional product redemption certificates for future customer purchases. These certificates are provided to customers that sign up as members to the website. The value of these certificates is recorded as deferred revenue and the related commission expense as prepaid expenses. Revenues and related expenses are recorded when redeemed or upon expiration.

Both amounts are presented as "current" in the Balance Sheet because, in management's estimation, revenue is expected to be earned and expenses are expected to be incurred in the upcoming operating cycle. Included in the accompanying Balance Sheet is deferred revenue of $209,215 and related prepaid expenses of $105,110 at March 31, 2001.

                              PEOPLESWAY.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   For the Years Ended March 31, 2001 and 2000
                   ===========================================

NOTE  J  -  NOTES  PAYABLE
--------------------------

Notes  payable  at  March  31,  2001  consist  of  the  following:

Unsecured  note  payable  to  unrelated  investor
bearing  7%  interest.  Balloon  payment  of  principal
and  interest  due  October  2002.                         $100,000

Unsecured  note  payable  to  unrelated  investor
bearing  7%  interest.  Balloon  payment  of  principal
and  interest  due  October  2002.                         $ 10,000

Unsecured  note  payable  to  unrelated  investor
bearing  7%  interest.  Balloon  payment  of  principal
and  interest  due  October  2002.                         $  5,000
                                                         ----------
     TOTAL                                                 $115,000
      Less:  current  portion                              $     -0-
                                                         ----------
      Long-term  portion                                   $115,000
                                                           ========

NOTE  K  -  STOCK  OPTIONS
--------------------------

In October 2000, the Company issued stock options to the three investors that had executed the three notes payable. The stock options vested immediately. The options allow the investors to purchase 115,000 shares of the Company's stock at $1.00 per share. The options expire at various times through January 2003. The Company did not grant any registration rights with respect to any shares of common stock issuable upon exercise of the options. The Company recorded an expense of $45,000, equal to the estimated fair value of the options at the date of grant. The fair market value was calculated using the Black-Scholes options pricing model, assuming 5.83% risk-free interest, 0% dividend yield, 60% volatility, and a 2.25-year expected life.

NOTE  L  -  SEGMENT  REPORTING
------------------------------

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company determined that it did not have any separately reportable operating segments as of March 31, 2001 and 2000.

                              PEOPLESWAY.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   For the Years Ended March 31, 2001 and 2000
                   ===========================================

NOTE  M  -  EQUITY
------------------

In connection with its plan of reorganization on September 1, 1999 as described in Note A, the Company issued 12,500,000 shares of its common stock for all of the issued and outstanding shares of Peoplesway.com, Inc. The Company simultaneously changed its name to Peoplesway.com, increased the par value of its common stock to $.001 and effected a 1 for 400 reverse common stock split on the existing outstanding shares.

During the year ended March 31, 2001, the Company also retired 2,675,000 shares of its common stock that had been issued in connection with a proposed convertible debenture at the time of reorganization.

                                         PEOPLESWAY.COM, INC.
                                            BALANCE SHEETS
                              AS OF DECEMBER 31, 2001 AND MARCH 31,2001
                                                                   (Unaudited)
                                                                  December 31, 2001    March 31, 2001
                                                                -------------------------------------
----------------------------------------------------------
CURRENT ASSETS:
----------------------------------------------------------
Cash and cash equivalents. . . . . . . . . . . . . . . . . . .  $           16,056   $         1,392
Due from related parties . . . . . . . . . . . . . . . . . . .             110,933            53,631
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . .             104,305           105,110
TOTAL CURRENT ASSETS . . . . . . . . . . . . . . . . . . . . .             231,294           160,133
                                                                -------------------  ----------------

FIXED ASSETS:
-----------------------------------------------------------
Furniture and office equipment . . . . . . . . . . . . . . . .              16,321            16,321
Accumulated depreciation . . . . . . . . . . . . . . . . . . .              (4,325)           (3,125)
NET FIXED ASSETS . . . . . . . . . . . . . . . . . . . . . . .              11,996            13,196
                                                                                     ----------------
TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . .            $243,290          $173,329
                                                                ------------------  ----------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
-----------------------------------------------------------

CURRENT LIABILITIES:
-----------------------------------------------------------
Accounts payable and accrued expenses. . . . . . . . . . . . .  $           84,176   $        48,267
Excess of outstanding checks over bank balance . . . . . . . .              10,894            10,894
Deferred revenue - prepaid certificate . . . . . . . . . . . .             204,693           209,215
Due to related parties . . . . . . . . . . . . . . . . . . . .              43,341            56,894
Note payable - stockholder . . . . . . . . . . . . . . . . . .               7,000             7,000
TOTAL CURRENT LIABILITIES. . . . . . . . . . . . . . . . . . .             350,104           332,270
                                                                -------------------  ----------------

LONG-TERM LIABILITIES:
-----------------------------------------------------------
Notes payable. . . . . . . . . . . . . . . . . . . . . . . . .             139,838           115,000
TOTAL LONG-TERM LIABILITIES. . . . . . . . . . . . . . . . . .             139,838           115,000
TOTAL LIABILITIES. . . . . . . . . . . . . . . . . . . . . . .             489,942           447,270
                                                                -------------------  ----------------

STOCKHOLDERS' DEFICIT:
-----------------------------------------------------------
Common stock ($.001 par value, 100,000,000 shares authorized;
13,389,469 issued and outstanding at  December 31, 2001) . . .              13,389            12,932
Additional paid-in-capital . . . . . . . . . . . . . . . . . .              91,193            46,000
Retained deficit . . . . . . . . . . . . . . . . . . . . . . .            (351,234)         (332,873)
TOTAL STOCKHOLDERS' DEFICIT. . . . . . . . . . . . . . . . . .            (246,652)         (273,941)
                                                                -------------------  ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT. . . . . . . . . .  $          243,290   $       173,329
                                                                -------------------  ----------------

    The accompanying notes are an integral part of these financial statements
    -------------------------------------------------------------------------



                                         PEOPLESWAY.COM, INC.
                                       STATEMENTS OF OPERATIONS
                    FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2001 AND 2000



                                        Three Months    Three Months    Nine Months     Nine Months
                                        Ended           Ended           Ended           Ended
                                        Dec 31, 2001    Dec 31, 2000    Dec 31, 2001    Dec 31, 2000
REVENUES AND RELATED COSTS:
-------------------------------------
Retail sales . . . . . . . . . . . . .  $     127,102   $     318,889   $     430,978   $     777,031
Less: Distributor allowances on
product purchases. . . . . . . . . . .        (26,162)        (95,667)       (117,560)       (233,109)
                                              100,940         223,222         313,418         543,922
                                        --------------  --------------  --------------  --------------
Other revenue. . . . . . . . . . . . .            -0-           7,199           3,587          58,627
NET REVENUES . . . . . . . . . . . . .        100,940         230,421         317,005         602,549
                                        --------------  --------------  --------------  --------------
COST OF RETAIL SALES . . . . . . . . .        (21,623)       (117,883)       (108,578)       (348,114)
GROSS PROFIT . . . . . . . . . . . . .         79,317         112,538         208,427         254,435
                                        --------------  --------------  --------------  --------------

EXPENSES:
-------------------------------------
Selling, general and administrative. .        105,931         130,024         219,267         341,923
TOTAL EXPENSES . . . . . . . . . . . .        105,931         130,024         219,267         341,923
OPERATING (LOSS) . . . . . . . . . . .        (26,614)        (17,486)        (10,840)        (87,488)
                                        --------------  --------------  --------------  --------------

OTHER EXPENSES:
-------------------------------------
Interest expense . . . . . . . . . . .         (2,757)            -0-          (7,521)            -0-
NET (LOSS) . . . . . . . . . . . . . .  $     (29,371)  $     (17,486)  $     (18,361)  $     (87,488)
                                        --------------  --------------  --------------  --------------

  Net (loss) per share -
  basic and fully diluted. . . . . . .  $          **   $          **   $          **   $          **
  Weighted average shares outstanding.     13,161,219      12,932,969      13,009,052      13,144,910
                                        ==============  ==============  ==============  ==============

** Less than $.01




    The accompanying notes are an integral part of these financial statements
    -------------------------------------------------------------------------



                                   PEOPLESWAY.COM, INC.
                                 STATEMENTS OF CASH FLOWS
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 2001 AND 2000


                                                                        2001       2000
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------------------------------------
Net (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(18,361)  $(87,488)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Common stock issued for services . . . . . . . . . . . . . . . . . .    45,650        -0-
Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,200        -0-
(Increase) decrease in prepaid expenses. . . . . . . . . . . . . . .       805     (4,121)
Increase in accounts payable and accrued expenses. . . . . . . . . .    35,909     27,199
Increase (decrease) in deferred revenue - prepaid certificate. . . .    (4,522)    15,131
(Increase) in due from related parties . . . . . . . . . . . . . . .   (70,855)   (50,356)
                                                                      ---------  ---------
NET CASH (USED IN) OPERATING ACTIVITIES. . . . . . . . . . . . . . .   (10,174)   (99,635)
                                                                      ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------------------------------------
Proceeds from notes payable. . . . . . . . . . . . . . . . . . . . .    24,838    102,152
NET CASH PROVIDED BY FINANCING ACTIVITIES. . . . . . . . . . . . . .    24,838    102,152
                                                                      ---------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS. . . . . . . . . . . . . .    14,664      2,517
                                                                      ---------  ---------
CASH AND CASH EQUIVALENTS:
BEGINNING OF THE PERIOD. . . . . . . . . . . . . . . . . . . . . . .     1,392        636

END OF PERIOD. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 16,056   $  3,153
                                                                      ---------  ---------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
-------------------------------------------------------------------
Common stock issued for services . . . . . . . . . . . . . . . . . .  $ 45,650   $      -
                                                                      ---------  ---------







    The accompanying notes are an integral part of these financial statements
    -------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                              PEOPLESWAY.COM, INC.
                          December 31, 2001 (UNAUDITED)


ITEM 1.
-------

NOTE 1 - BASIS OF PRESENTATION
------------------------------

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, the unaudited financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at December 31, 2001 (unaudited) and March 31, 2001, the results of operations for the nine months ended December 31, 2001 and 2000, and cash flows for the nine months ended December 31, 2001 and 2000. The results for the nine months ended December 31, 2001, are not necessarily indicative of the results to be expected for the entire fiscal year ending March 31, 2002.

NOTE  2  -  (LOSS)  PER  SHARE
------------------------------

The  following  represents  the  calculation  of  (loss)  per  share:

                         Three         Three         Nine          Nine
                         Months Ended  Months Ended  Months Ended  Months
Ended
BASIC & FULLY DILUTED    Dec. 31, 2001 Dec. 31, 2000 Dec.31, 2001  Dec.31,
2000
-----------------------------------------------------------------------------
Net (loss)               $   (29,371)  $  (17,486)   $  (18,361)   $  (87,488)

Less- preferred stock dividends  -0-          -0-           -0-           -0-
                         ----------------------------------------------------
Net (loss)               $   (29,371)  $  (17,486)   $  (18,361)   $ (87,488)

Weighted average number
of common shares
outstanding               13,161,219    12,932,969    13,009,052   13,144,910
                         ----------------------------------------------------

Basic & Fully Diluted
(Loss) per share         $       **    $      **     $     **       $     **
                         ====================================================

** Less than $0.01

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------



ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.7502 of the Nevada Revised Statutes and Article VII of our Articles of Incorporation permit us to indemnify our officers and directors and certain other persons against expenses in defense of a suit to which they are parties by reason of such office, so long as the persons conducted themselves in good faith and the persons reasonably believed that their conduct was in our best interests or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Indemnification is not permitted in connection with a proceeding by or in the right of the corporation in which the officer or director was adjudged liable to the corporation or in connection with any other proceeding charging that the officer or director derived an improper personal benefit, whether or not involving action in an official capacity Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes our estimated expenses in connection with the issuance and distribution of the securities being registered hereby.

            SEC Registration Fee....................  $    95.60
            Transfer Agent Fees.....................         -0-
            Legal Fees and Expenses.................      15,000
            Accounting Fees and Expenses............         -0-
            Miscellaneous...........................       1,000
                                                      ----------
               Total ..............................   $16,095.60
                                                      ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The following securities of Peoplesway were sold by us within the past three years without registration.

      Common Stock
      ------------

     Name                      Date                   Number of Shares
                             Acquired              Aggregate Consideration

Donald Bowles                December 1996                  28,125 (1)
Donald Bowles                June 1997                   3,000,000 (1)
Donald R. "Pete" Monroe      September 1999             12,500,000 (2)


* Please refer to the below information for details on aggregate consideration


     (1) In December 1996, Donald Bowles was issued 11,250,000 shares (28,125 shares after the October 1999 400 to 1 reverse split) in exchange for services rendered. In June 1997, Peoplesway, then known as Prospector Energy, Inc., issued a $50,000 convertible debenture to its then president, Donald Bowles, for services performed by him for the Company prior to June 1997. Mr. Bowles subsequently resigned from the Company, after which he assigned the debenture to Geotech Management Resources, Ltd., a company unaffiliated with Peoplesway. The debenture was then converted on October 18, 1999 to 3,000,000 shares of Common Stock of the Company, which were issued to thirteen individuals/entities, from 25,000 to 750,000 shares each, pursuant to a 144(k) legal opinion. Subsequent to the issuance of the 3,000,000 shares and review of the transactions by the Securities and Exchange Commission, it is the position of the SEC, as expressed in the no action letter to Ken Worm, dated January 21, 2000, that these individuals and entities are underwriters and that their shares cannot be sold without a registration statement under the Securities Act. The shareholders to whom the shares were issued on October 18, 1999, are identified as follows:

Shareholder                      Shares
-----------                      ------

Kelly Adams                      300,000
1026 East 1st Ave.
Salt Lake City, Utah 84103

Nathan E. Alberty                200,000
21037 Norman Shores Dr.
Cornelius, NC 28031

Alliance Leasing                  30,000
4685 South Highland Drive #202
Salt Lake City, UT 84117

Peter Falvo                      300,000
7736 Avondale
Salt Lake City, Utah 84121

Patricia Holly Hanzel            150,000
2609 Richelleu Ave., SW
Roanoke, VA 24014

John B. Hanzel                   150,000
3376 Londonderry Ln., SW
Roanoke, VA 24018

John F. Hanzel, P.A.             500,000
19425-G Liverpool Parkway
Cornelius, NC 28031

John F. Hanzel, P.A.             150,000
19425-G Liverpool Parkway
Cornelius, NC 28031

Health & Beauty Holdings, Ltd.   750,000
PO Box 701195
St. Cloud, FL 34770-1195

Nicholas Julian                   70,000
4685 South Highland Drive #202
Salt Lake City, UT 84117

Lake Norman Tax & Business       100,000
    Services, Inc.
21037 Norman Shores Dr.
Cornelius, NC 28031

Sam Lincoln                      100,000
339 East 6th Ave. #1212
Salt Lake City, Utah 84103

John Lund                         50,000
Address unknown

Nathan W. Drage, P.C. Escrow     150,000
6975 South Union Park Center
  #600
Salt Lake City, UT 84047


     (2) In September 1999, pursuant to the reverse acquisition transaction and a stock-for-stock exchange between Prospector Energy, Inc. and Peoplesway.com, Inc., Donald R. "Pete" Monroe was issued 12,500,000 shares of Common Stock of Peoplesway, which were valued at par value of $.001 per share, for total consideration of $12,500.00.

     All of the above shares were issued to directors or executive officers who had access to all material information respecting Peoplesway. The offers and sales of all of these securities are believed to have been exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, and from similar applicable states' securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions from required registration.

     (3) The Board of Directors (at a special meeting held of the Board of Directors on November 13, 2001) approved the issuance of shares to the following individuals, for services rendered to the corporation. None of these individuals are an affiliate, officer or director of Peoplesway.com, Inc. These shares were issued under the exemption provided in Section 4(2) of the Securities Act of 1933, as amended. The shares bear a restricted legend. The board determined that as the time of issuance the market value of each share was the then low bid price of $0.76.

Dorothy & Maurice Washington                      300 Shares
5814 Allentown Way
Temple Hills, MD  20748

Linda & Mike Andrusiw                             850 Shares
5 Chaparral Way SE
Calgary, AB T2X3J7
CANADA

Patricia Krupa                                    500 Shares
603 Bonner Ave
Winnipeg, MB  R2J2G8
CANADA

Phyllis & Jim Johnston                          9,050 Shares
6443 Summerlin Pl
Charlotte, NC  28226

Al and Agnes Kehler                                50 Shares
67 Rundle Rd SE
Medicine Hat, AB T1B4A3
CANADA

Art& Bev Boehm                                    800 Shares
PO Box 337
Hodgeville, SK S0H2B0
CANADA

Deanna Burress                                    300 Shares
P.O. Box 293
Booneville, MS 38829

John & Dorothy Jones                              300 Shares
2512 E. Meredith Dr.
Vienna, VA 22180

Dorothy Werth                                     600 Shares
3715 Country Lane
Hays, KS 67601

E. E. Monroe                                       50 Shares
403 Monroe Rd.
Cameron, NC 28326

Edie & Harold Henry                                50 Shares
904-611 University Dr.
Saskatoon, SK S7N3Z1
CANADA
                                   II-4

Greg & Lucy Williams                            3,550 Shares
2734 E. Shoreham Street
Durham, NC 27707

Lucretia & Vern Hughes                          1,200 Shares
Box 1657
Martinsville, SK S0K2T0
CANADA

Nancy Jones-Gibson                                100 Shares
2386 E. Bill Miller Rd.
Pekin, IN 47165

Sarinelle & Alberto Potts                          50 Shares
1449 Tyson Avenue
Tifton, GA 31794

Eleanor & Don Rudd                                250 Shares
87 Ruttan Bay
Winnipeg, MB R0J0R0
CANADA

Sosima Ramos                                      500 Shares
215 Ferry Rd
Winnipeg, MB R3J1V9
CANADA

Katherine & David Drul                            500 Shares
115 Crestwood Crescent
Winnipeg, MB R2J1H8
CANADA

     (4) The Board of Directors (at a special meeting held of the Board of Directors on December 6, 2001) approved the issuance of shares to the following individuals, for services rendered to the corporation. None of these individuals are an affiliate, officer or director of Peoplesway.com, Inc. These shares were issued under the exemption provided in Section 4(2) of the Securities Act of 1933, as amended. The shares bear a restricted legend. The board determined that as the time of issuance the market value of each share was then then low bid price of $0.25.

Dorothy & Maurice Washington                     1,000 Shares
5814 Allentown Way
Temple Hills, MD  20748

Donna Davison                                      200 Shares
76 NOONAN DRIVE
Brandon, MB R7B0V9
CANADA

Linda & Mike Andrusiw                            1,000 Shares
5 Chaparral Way SE
Calgary, AB T2X3J7
CANADA

Patricia Krupa                                     100 Shares
603 Bonner Ave
Winnipeg, MB  R2J2G8
CANADA

Phyllis & Jim Johnston                             100 Shares
6443 Summerlin Pl
Charlotte, NC  28226

Robert & Betty Stowe                               100 Shares
907 Crooked Creek Drive
Charlotte, NC  28214

Julie B. Jordan                                 10,000 Shares
409 3RD Street South
Columbus, MS  39701

Leslie Reed                                      1,000 Shares
63 Diane Court
Columbus, MS  39702

Michael L. Labertew                             25,000 Shares
4685 South Highland Drive, Suite 202A
Salt Lake City, UT  84117



ITEM 27.  EXHIBITS

Exhibit
Number    Description of Exhibit
-------   ----------------------

2         Acquisition Agreement (1)

3.1 Articles of Incorporation of Prospector Energy, Inc., a Utah corporation (including amendments) (1)

3.2       Bylaws (1)

5.1       Opinion of Krys Boyle Freedman & Sawyer, P.C.  regarding legality.*

16        Letter regarding change of certifying accountant (1)

23.1      Consent of Parrella & Associates.  P.A.*

23.2      Consent of Michael J. Bongiovanni, P.A.*

23.3      Consent of Krys Boyle Freedman & Sawyer, P.C.  Contained in Exhibit
          5.1.*

99.1      Articles of Incorporation of Peoplesway.com, Inc.  (1)

99.2 Articles of Incorporation of Prospector Energy, Inc., a Nevada corporation (including amendments) (1)

99.3      Articles of Merger of Peoplesway.com, Inc. into Prospector
          Energy, Inc.  (1)

------------------------------

(1) Filed as an Exhibit to the Registrant's registration statement on Form 10-SB, File No. 0-28657.

* Previously filed.


ITEM 28.  UNDERTAKINGS

     The undersigned Company hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering.

     (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange

 Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 3, 2002.

                              PEOPLESWAY.com, INC.


                              By: /s/ Eugene M. Johnston
                                  -----------------------------------------
                                  Eugene M. Johnston, Chief Executive
                                  Officer, Secretary/Treasurer and Director
                                  (Principal Executive Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to the Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

                                   PEOPLESWAY.com, INC.


Date: April 3, 2002            By: /s/ Eugene M. Johnston
                                      -------------------------------------
                                      Eugene M. Johnston
                                      Chief Executive Officer,
                                      Secretary/Treasurer and Director



Date: April 3, 2002                By: /s/ Matthew M. Monroe
                                      -------------------------------------
                                      Matthew M. Monroe
                                      President and Director



Date: April 3, 2002               By: /s/ Donald R. Monroe
                                      -------------------------------------
                                      Donald R. Monroe
                                      Chairman of the Board